Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
FOR IMMEDIATE RELEASE
Enrique Hernandez Jr. Elected to Chevron Board of Directors;
Gen. James L. Jones Resigns Following National Security Adviser Appointment
SAN RAMON, Calif., Dec. 10, 2008 — Chevron Corporation (NYSE:CVX) today announced Enrique Hernandez Jr. has been elected to Chevron’s board of directors and will serve on the company’s Audit Committee.
     Separately, Gen. James L. Jones (retired, United States Marine Corps) has resigned from the board effective Dec. 5. Jones was recently named President-elect Barack Obama’s national security adviser-designate. He joined Chevron’s board earlier this year and served on the Board Nominating and Governance and Public Policy Committees.
     Hernandez, 53, is currently president and chief executive officer of Inter-Con Security Systems, Inc., a commercial, industrial and governmental security services company. Hernandez has been Inter-Con Security Systems’ president and chief executive officer since 1986. Hernandez joined Inter-Con Security Systems in 1984 as vice president and assistant general counsel and was named executive vice president in 1985.
     Before joining Inter-Con, Hernandez was a litigation attorney with Brobeck, Phleger & Harrison. He is also a co-founder and principal partner of Interspan Communications, a television broadcasting company serving Spanish language audiences.
     Currently, Hernandez serves on the board of directors of McDonald’s Corporation, Nordstrom, Inc. and Wells Fargo & Company. He also serves as a trustee of the University of Notre Dame, a member of the Harvard College Visiting Committee and the Harvard University Resources Committee. He is also a member of the board of trustees of Children’s Hospital of Los Angeles.
     In 1977, Hernandez earned a bachelor’s degree in government and economics from Harvard College. He received a juris doctorate from Harvard Law School in 1980.
     Chevron Corporation is one of the world’s leading integrated energy companies with subsidiaries that conduct business across the globe. The company’s success is driven by the ingenuity and commitment of approximately 59,000 employees who operate across the energy spectrum. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products and services; manufactures and sells petrochemical products; generates power and produces geothermal energy; and develops and commercializes the energy resources of the future, including biofuels and other renewables. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
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Contact:	Lloyd Avram —	+1 925-842-3422